EXHIBIT 21

                                ROUNDY'S, INC.
                                 Subsidiaries


Roundy's, Inc. has eleven wholly-owned first-tier subsidiaries, each a Wisconsin corporation (except as otherwise noted) doing business under their corporate names. These subsidiaries are:


Badger Assurance, Ltd. (1)           Mega Marts, Inc.
Holt Public Storage, Inc.            Midland Grocery of Michigan, Inc.(5)
I.T.A., Inc.                         Ropak, Inc.
Jondex Corp.                         Scot Lad Foods, Inc.
Kee Trans, Inc.                      The Copps Corporation
                                     Ultra Mart Foods, Inc.


Four Wisconsin corporations doing business under their corporate names are wholly owned subsidiaries of Ropak, Inc. These corporations are:


Insurance Planners, Inc.              Rindt Enterprises, Inc.
Pick 'n Save Warehouse Foods, Inc.    Shop-Rite, Inc.


Three corporations doing business under their corporate names are wholly owned subsidiaries of Scot Lad Foods, Inc. These corporations are:


Spring Lake Merchandise, Inc. (3)     Cardinal Foods, Inc.(4)
Scot Lad-Lima, Inc.(3)


Two corporations doing business under their corporate names are subsidiaries of Shop-Rite, Inc. These corporations are:


The Midland Grocery Company (3)(6)    Village Market, LLC (2)


One corporation doing business under its corporate name is a 50% owned subsidiary of Jondex Corp. The corporation is:

Clintonville Land Co., LLC (7)

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(1) A Bermuda corporation.         (4) A Delaware corporation.
(2) An Indiana limited liability   (5) A Michigan corporation.
    company.                       (6) Partially owned by Cardinal
(3) An Ohio corporation.               Foods, Inc.
                                   (7) A Wisconsin limited liability
                                       company.